|||GOLDEN
  |||||AMERICAN                             ROTH INDIVIDUAL
|||||||LIFE INSURANCE                       RETIREMENT ANNUITY
   ||||COMPANY                              RIDER

Golden American is a stock company domiciled in Delaware.
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The following language amends the Contract to which it is attached in order that such Contract may be treated as a Roth Individual Retirement Annuity (ROTH IRA) under Section 408(A) of the Internal Revenue Code, as amended from time to time. The effective date of this Rider is the later of January 1, 2002, or the Contract Date.

In the event of any conflict between the provisions of this Rider and the Contract to which it is attached, the provisions of this Rider shall control.

1. ALL REFERENCES IN THIS RIDER TO:

     (a) "IRC" means the Internal Revenue Code of 1986, as amended from time to time.
     (b) "Contract" means the Contract or Certificate to which this Rider is attached.
     (c) "Employee or Owner" means the Owner of the Contract to which this Rider is attached.
     (d) "Designated Beneficiary" means the beneficiary named by the Owner in the Contract.
     (e) "We", "our", and "us" means Golden American Life Insurance Company.

2. NONFORFEITABILITY AND NONTRANSFERABILITY.

This Contract shall be for the exclusive benefit of the Owner or his or her beneficiary. The Owner's rights under this Contract shall be nonforfeitable.

This Contract is nontransferable. Other than to us, it may not be sold, assigned, discounted or pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose.

3.       CONTRIBUTIONS

               (a) Maximum Permissible Amount. Except in the case of a qualified rollover contribution or a recharacterization (as defined in (f) below), no contribution will be accepted unless it is in cash and the total of such contributions to all the Owner's ROTH IRA's for a taxable year does not exceed the applicable amount (as defined in (b) below), or the Owner's compensation (as defined in (h) below), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Owner's compensation is referred to as a "regular contribution". A "qualified rollover contribution" is a rollover contribution that meets the requirements of IRC Section 408(d)(3), except the one-rollover-per-year rule of Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a ROTH IRA (a "nonROTH IRA"). Contributions may be limited under (c) through (e) below.

               (b)  Applicable Amount. The applicable amount is determined under
                    (1) or (2) below.

                    (1) If the Owner is under age 50, the applicable amount is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008 and years thereafter.

                    (2) If the Owner is age 50 or older, the applicable amount is $3,500 for any taxable year beginning in 2002 through 2004, $4,500 for any taxable year beginning in 2005, $5,000 for any taxable year beginning in 2006 through 2007, and $6,000 for any taxable year beginning in 2008 and years thereafter.




GA-RA-1038(12/02)

                    After 2008, the limits in paragraph (b)(1) and (2) above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

               (c) Regular Contribution Limit. If (1) and/or (2) below apply, the maximum regular contribution that can be made to all the Owner's ROTH IRAs for a taxable year is the smaller amount determined under (1) or (2).

                    (1) The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI", defined in (g) below) in accordance with the following table:

FILING STATUS      FULL CONTRIBUTION  PHASE-OUT RANGE     NO CONTRIBUTION

Single or Head     $95,000 or less    Between $95,000     $110,000 or more
Of Household                                                and $100,000

Joint Return or    $150,000 or less   Between $150,000    $160,000 or more
Qualifying                                                 and $160,000
Widow(er)

Married -           $0                Between $0 and      $10,000 or more
Separate Return                                            $10,000

                    Dollar amounts in table are based on Modified AGI.

                    If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

                    (2) If the Owner makes regular contributions to both ROTH and non ROTH IRAs for a taxable year, the maximum regular contribution that can be made to all Owner's ROTH IRAs for that taxable year is reduced by the regular contributions made to the Owner's non ROTH IRAs for the taxable year.

               (d) Qualified Rollover Contribution Limit. A rollover from a non-ROTH IRA cannot be made to this IRA if, for the year the amount is distributed from the non-ROTH IRA, (1) the owner is married and files a separate return, (2) the Owner is not married and has modified AGI in excess of $100,000, or (3) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for the taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

               (e) SIMPLE IRA Limits. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to IRC
                    Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2 year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

               (f) Recharacterization. A regular contribution to a non-ROTH IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the Income Tax Regulations as a regular contribution to this ROTH IRA, subject to the limits described in (c) above.







GA-RA-1038(12/02)                      2

               (g) Modified AGI. For purposes of (c) and (d) above, an Owner's modified AGI for a taxable year is defined in IRC Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a non-ROTH IRA (a "conversion").

               (h) Compensation. For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in IRC Section 401(c)(2) (reduced by the deduction the self-employed Owner takes for contributions made to a self-employed retirement plan.) For purposes of this definition, Section 401(c)(2) shall be applied as if the term trade or business for purposes of IRC Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the Owner's gross income under IRC
                    Section  71  with   respect  to  a  divorce  or   separation
                    instrument described in subparagraph (A) of Section 71(b)(2). In the case of a married Owner filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a ROTH IRA or a deductible contribution to a non-ROTH IRA.

                    This contract does not require fixed premium payments.

                    Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.


          4. DISTRIBUTION UPON DEATH. (No amount is required to be distributed prior to the death of the owner).

               (a) Notwithstanding any provision of this ROTH IRA to the contrary, the distribution of the Owner's interest in the ROTH IRA shall be made in accordance with the requirements of IRC Section 408(b)(3), as modified by Section 408A(c)(5), and the regulations there under, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the ROTH IRA (as determined under item (c), below) must satisfy the requirements of IRC Section 408(a)(6), as modified by Section 408A(c)(5), and the regulations there under, rather than the distribution rules in paragraphs (b),
                    (c), (d), and (e) below.

               (b) Upon the death of the Owner, his or her entire interest will be distributed at least as rapidly as follows:

                    (1) If the Designated Beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with paragraph
                         (b)(3) below.










GA-RA-1038(12/02)                      3

          (2)  If  the  Owner's  sole  Designated  Beneficiary  is  the  Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or if elected, in accordance with paragraph
               (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's Designated Beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

          (3) If there is no Designated Beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

          (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary's age in the year specified in paragraph (b)(1) or (2) and reduced by 1 for each subsequent year.

     (c) The "interest" in the ROTH IRA includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of
          Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the ROTH IRA, such as guaranteed death benefits.

     (d) For purposes of paragraph (b)(2) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations (or as provided in such Final Regulations as may be subsequently published), then required distributions are considered to commence on the annuity starting date.

     (e) If the sole Designated Beneficiary is the Owner's surviving spouse, the spouse may elect to treat the ROTH IRA as his or her own ROTH IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the ROTH IRA or fails to take required distributions as a beneficiary.

5. AMENDMENTS. We reserve the right to amend or administer this Contract and Rider as necessary to comply with the provisions of the IRC, Internal Revenue Service Regulations or published Internal Revenue Service Rulings. We will send a copy of such amendment to the Owner. It will be mailed to the last post office address known to us. Any such changes will apply uniformly to all Contracts that are affected and the Owner will have the right to accept or reject such changes.









GA-RA-1038(12/02)                      4

6. PERIODIC REPORTS. We will send the Owner an annual report that shows the status of the Contract as of the end of each calendar year and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

All other provisions of the Contract to which this Rider is attached remain unchanged.


































SIGNED FOR GOLDEN AMERICAN LIFE INSURANCE COMPANY:





      President    /s/Keith Gubbay



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